Exhibit 99.1
Altra Holdings, Inc. Announces Proposed
Convertible Senior Note Offering
BRAINTREE, Mass., February 28, 2011 — Altra Holdings, Inc. (Nasdaq: AIMC), a leading global supplier of clutch brakes, couplings, gearing, belted drives and power transmission components, today announced its intention to offer, subject to market and other conditions, $75 million aggregate principal amount of convertible senior notes due 2031 in a private offering to qualified institutional buyers pursuant to Rule 144A of the U.S. Securities Act of 1933, as amended (the “Securities Act”). Altra Holdings also expects to grant a 13-day option to the initial purchasers of the notes to purchase up to an additional $10 million aggregate principal amount of notes solely to cover over-allotments, if any.
Upon conversion, and subject to certain limitations, the notes may be settled, at the election of Altra Holdings, in cash, shares of Altra Holdings’ common stock, or a combination of cash and shares of Altra Holdings’ common stock. Holders of the notes will have the right to require Altra Holdings to repurchase for cash all or some of their notes on specified dates. The interest rate, conversion rate, conversion price and other terms of the notes will be determined at the time of the pricing of the offering. The notes will be fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by each of Altra Holdings' existing and future domestic restricted subsidiaries.
Altra Holdings plans to use the net proceeds of the offering to fund, in part, the purchase price related to the acquisition of substantially all assets and liabilities of Danfoss Bauer GmbH if and when the acquisition closes. Altra Holdings intends to use the remaining net proceeds for general corporate purposes, including potential acquistions.
The notes have not been and will not be registered under the Securities Act or applicable state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the notes, nor shall there be any sale of the notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.
About Altra Holdings
Altra Holdings, Inc., through its wholly-owned subsidiary Altra Industrial Motion, Inc., is a leading multinational designer, producer and marketer of a wide range of mechanical power transmission products. The company brings together strong brands covering over 40 product lines with production facilities in eight countries and sales coverage in over 70 countries. Our leading brands include Boston Gear, Warner Electric, TB Wood’s, Formsprag Clutch, Ameridrives Couplings, Industrial Clutch, Kilian Manufacturing, Marland Clutch, Nuttall Gear, Stieber Clutch, Wichita Clutch, Twiflex Limited, Bibby Transmissions, Matrix International, Inertia Dynamics, Huco Dynatork and Warner Linear.

This press release contains forward-looking statements, including statements regarding our intention to issue the notes and our intended use of proceeds. These statements are based on current expectations, forecasts and assumptions involving risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, the risk that our offering will not be completed, and other risks, relevant factors and uncertainties identified in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, reports on Form 10-Q and Form 8-K, and our other securities filings. Except as required by law, we disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Contact:
Altra Holdings, Inc.
Christian Storch, Chief Financial Officer
781-917-0541
Christian.storch@altramotion.com